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Exhibit 99.1

For more information, contact:
Karen Sherman
Vice President, Corporate Communications
502-261-4987

FOR IMMEDIATE RELEASE

PAPA JOHN'S ANNOUNCES DEPARTURE OF
CHIEF MARKETING OFFICER GARY LANGSTAFF

        Louisville, Kentucky (June 25, 2004)—Papa John's International, Inc. (Nasdaq: PZZA) today announced that Gary Langstaff, who joined the company in December 2003 as Chief Marketing Officer, is no longer affiliated with the company. The company has retained the services of an outside executive recruiting firm to assist with its search for a new Chief Marketing Officer. In the interim, Papa John's marketing function will be overseen by its Chief Operations Officer, Bill Van Epps.

        The company noted that it has no plans to change the current direction of its marketing, which includes the use of new products and promotional tie-ins to further its "Better Ingredients. Better Pizza." strategy. The company projects systemwide domestic comparable sales for June will increase by approximately 1% to 2% over the same period last year. Final June sales results will be announced after the close of business July 6th.

At May 23, 2004, there were 2,766 Papa John's restaurants (568 company-owned and 2,198 franchised) operating in 49 states and 16 international markets. Papa John's also franchises 126 Perfect Pizza restaurants in the United Kingdom. For more information about the company, visit Papa John's at http://www.papajohns.com.

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PAPA JOHN'S ANNOUNCES DEPARTURE OF CHIEF MARKETING OFFICER GARY LANGSTAFF